SCHEDULE 14A INFORMATION
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Total System Services, Inc.

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Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer
March 20, 2009

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Wednesday, April 29, 2009, at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2008 Annual Report.

We hope that you will be able to be with us and let us give you a review of 2008. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.tsys.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2009 Annual Meeting on our website for reference after the meeting.

Your vote is important. Please vote as soon as possible even if you plan to attend the meeting.

Thank you for your interest in TSYS.

Sincerely yours,

Philip W. Tomlinson

Total System Services, Inc.	•	Post Office Box 2506	•	Columbus, Georgia 31902-2506

TOTAL SYSTEM SERVICES, INC.®

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Wednesday, April 29, 2009

PLACE	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS	(1) To elect five directors to serve until the 2012 Annual Meeting of Shareholders.

(2) To amend the Articles of Incorporation to declassify the Board of Directors.

(3) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2009.

(4) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 19, 2009.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card;

(2) Visit the website listed on your proxy card;

(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

G. Sanders Griffith, III
Secretary

Columbus, Georgia
March 20, 2009

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT
VOTING INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning on or about March 20, 2009. The TSYS Board of Directors is soliciting proxies to be used at the 2009 Annual Meeting of TSYS Shareholders which will be held on April 29, 2009, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 19, 2009, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 19, 2009, 197,273,497 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies: (1) FOR the election of all of the director nominees; (2) FOR the amendment to TSYS’ Articles of Incorporation to declassify the Board of Directors; and (3) FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2009. The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

TSYS Dividend Reinvestment and Direct Stock Purchase Plan:  If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

Required Votes

To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).

The affirmative vote of shareholders holding a majority of the total issued and outstanding shares of TSYS stock as of the close of business on February 19, 2009 is required to approve the amendment to TSYS’ Articles of Incorporation to declassify the Board of Directors.

The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2009.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the same effect as a vote against the proposal to amend the Articles of Incorporation and will have no effect on the outcome of the vote to elect directors or ratify the appointment of KPMG LLP as TSYS’ independent auditor.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone until 11:59 p.m. Eastern Time on April 28, 2009 by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet until 11:59 p.m. Eastern Time on April 28, 2009. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on April 28, 2009; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, April 29, 2009 at the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained from the Investors page of TSYS’ website at www.tsys.com.

Important Information Regarding Delivery of Proxy Materials

Notice and Access

The Securities and Exchange Commission (“SEC”) has adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others which is sometimes referred to as the hybrid model.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, companies must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website.

In connection with its 2008 and 2009 Annual Meetings of Shareholders, TSYS elected to use the full set delivery option. Accordingly, you should have received TSYS’ 2009 proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Proxy Statement, proxy card and 2008 Annual Report. Additionally, TSYS has posted these materials at http://annualreport.tsys.com.

Notice Only Option

Under the notice only option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials.” The notice includes, among other matters:

•	information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder can request paper or e-mail copies of the proxy materials.

If a shareholder requests paper copies of the proxy materials, these materials must be sent to the shareholder within three business days. Additionally, paper copies must be sent via first class mail.

TSYS’ Use of the Notice Only Option in the Future

Although TSYS has previously elected to use the full set delivery option, we may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate — meaning that fewer shareholders voted at these companies’ annual meetings. TSYS plans to continue to evaluate the future possible cost savings as well as the possible impact on shareholder participation as it considers future use of the notice only option.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder
Meeting to be held on April 29, 2009

The Proxy Statement and Annual Report to security holders are available on our website at http://annualreport.tsys.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election and oversight of qualified management. It is also responsible for ensuring that TSYS’ activities are conducted in a responsible and ethical manner. TSYS is committed to having sound corporate governance principles.

Independence

The listing standards of the New York Stock Exchange (“NYSE”) provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with TSYS. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance section of our website at www.tsys.com/ir/governance.

The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board. TSYS’ Board has determined that the following directors are independent: Richard Y. Bradley, Kriss Cloninger III, G. Wayne Clough (who no longer serves as a director), Walter W. Driver, Jr., Sidney E. Harris, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page, John T. Turner, James D. Yancey and Rebecca K. Yarbrough. Please see “Certain Relationships and Related Transactions” on page 39 which includes information with respect to immaterial relationships between TSYS and its independent directors. This information was considered by the Board in determining a director’s independence from TSYS under TSYS’ categorical standards of independence and NYSE listing standards.

Attendance at Meetings

The Board of Directors held five meetings in 2008. All directors attended at least 75% of Board and committee meetings held during their tenure during 2008. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 97%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All but one of TSYS’ directors who were serving at the time attended the 2008 Annual Meeting of Shareholders.

Committees of the Board

TSYS’ Board of Directors has four principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com/ir/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Name	Audit	Compensation	and Nominating	Executive
James H. Blanchard				Chair
Richard Y. Bradley			Chair	✓
Kriss Cloninger III		✓		✓
Walter W. Driver, Jr.		✓
Gardiner W. Garrard, Jr.				✓
Sidney E. Harris	✓
Mason H. Lampton		Chair		✓
W. Walter Miller, Jr.			✓
H. Lynn Page	Chair			✓
Philip W. Tomlinson				✓
John T. Turner	✓
M. Troy Woods				✓
James D. Yancey			✓	✓
Rebecca K. Yarbrough			✓
Number of Committee Meetings Held in 2008	11	5	3	4

Executive Committee.  During the intervals between meetings of TSYS’ Board of Directors, TSYS’ Executive Committee possesses and may exercise any and all of the powers of TSYS’ Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS’ Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee.  The Report of the Audit Committee is on page 18. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that at least one member, H. Lynn Page, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of TSYS’ Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  The primary functions of TSYS’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

Compensation Committee.  The Report of the Compensation Committee is on page 30. The primary functions of TSYS’ Compensation Committee include:

•	Establishing the overall corporate philosophy for TSYS’ executive compensation and benefit plans and programs, including salary structure, short-term incentives and long-term incentives, and making recommendations regarding changes in compensation and benefit plans and programs consistent with TSYS’ business needs, its pay philosophy, market trends and legal and regulatory considerations;

•	Designing and overseeing all compensation and benefit plans and programs in which employees of TSYS are eligible to participate; and

•	Determining the compensation of the Chief Executive Officer and completing an annual performance evaluation of the Chief Executive Officer, including the review and approval of performance measures and objectives relevant to the Chief Executive Officer’s compensation.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2008, the Committee retained the services of Hewitt Associates for 2008 to:

•	Provide ongoing recommendations regarding executive compensation consistent with TSYS’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data in connection with decisions regarding Chief Executive Officer and senior management base salary, short-term incentive and long-term incentive compensation;

•	Advise the Committee as to best practices; and

•	Provide other services as the Committee may request.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with TSYS management. TSYS’ Executive Vice President of Administrative Services and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with TSYS’ Chief Executive Officer and with the advice of Hewitt Associates.

TSYS’ Executive Vice President of Administrative Services works with the Chairman of the Committee to establish the agenda for Committee meetings. TSYS management also prepares background information for each Committee meeting. During 2008, TSYS’ Chief Executive Officer and TSYS’ Executive Vice President of Administrative Services attended all Committee meetings. TSYS’ Chief Executive Officer and Executive Vice President of Administrative Services do not have authority to vote on Committee matters. At the request of the Committee, an executive compensation consultant with Hewitt Associates attended all Committee meetings held in 2008.

Consideration of Director Candidates

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as TSYS’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating

Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with TSYS’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 42.

Director Qualifications.  TSYS’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, not have reached the retirement age for TSYS directors and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to TSYS’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Meetings of Non-Management and Independent Directors

The non-management directors of TSYS meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. TSYS’ independent directors meet at least once a year. Richard Y. Bradley, TSYS’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

TSYS’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com/ir/governance. TSYS’ process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Additional Information about Corporate Governance

TSYS has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access TSYS’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com/ir/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Total System Services, Inc., One TSYS Way, Columbus, Georgia 31901.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation paid by TSYS to non-employee directors for the year ended December 31, 2008.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

Richard E. Anthony	$40,000	$3,329	$10,000	$53,329
James H. Blanchard	50,000	8,541	—	58,541
Richard Y. Bradley	70,000	13,304	—	83,304
Kriss Cloninger III	65,000	12,195	10,000	87,195
G. Wayne Clough(3)	65,000	12,195	10,000	87,195
Walter W. Driver, Jr.	50,000	12,195	9,000	71,195
Gardiner W. Garrard, Jr.	50,000	12,195	2,500	64,695
Sidney E. Harris	55,000	12,195	3,750	70,945
Alfred W. Jones III	40,000	12,195	10,000	62,195
Mason H. Lampton	70,000	12,195	—	82,195
W. Walter Miller, Jr.	47,500	12,195	—	59,695
H. Lynn Page	80,000	12,195	—	92,195
John T. Turner	55,000	12,195	2,500	69,695
Richard W. Ussery	40,000	11,862	10,000	61,862
James D. Yancey	50,000	12,195	10,000	72,195
Rebecca K. Yarbrough	47,500	13,860	—	61,360

(1)	The grant date fair value of the 500 shares of restricted TSYS stock awarded to each director in 2008 was $10,895. The amount in this column reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS 123(R) and includes amounts for awards granted in 2008 and prior to 2008. For a discussion of the restricted stock awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2008. At December 31, 2008, Mr. Anthony held 500 shares of restricted TSYS stock, Mr. Blanchard held 1,000 shares of restricted TSYS stock and the other directors each held 1,500 shares of restricted TSYS stock. Dividends are paid on the shares of restricted stock.

(2)	Includes $10,000 in contributions made by TSYS under TSYS’ Director Stock Purchase Plan for Messrs. Anthony, Cloninger, Clough, Jones, Ussery and Yancey, $9,000 for Mr. Driver, $2,500 for Messrs. Garrard and Turner and $3,750 for Mr. Harris. As described more fully below, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Mr. Clough resigned as a director during 2008 as a result of his assuming the position of Secretary of the Smithsonian Institution.

Director Compensation Program

The Corporate Governance and Nominating Committee of TSYS is responsible for the oversight and administration of the TSYS director compensation program. TSYS does not pay management directors for Board service in addition to their regular employee compensation. The Committee generally reviews and recommends any changes in director compensation to the Board for its approval every two years although the Committee determined not to take any action in 2009 in light of current economic conditions.

Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. The Corporate Governance and Nominating Committee retained Mercer Human Resource Consulting to review the competitiveness of the TSYS director compensation program for compensation to be paid during 2007. Mercer was directed to evaluate existing peer groups of companies against which to benchmark director compensation at TSYS, to revise if necessary and review and compare director pay practices at TSYS to industry peer companies and to those of general industry companies, analyzing cash compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 18 companies generally categorized as business service providers and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to overview recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. In January 2007, Mercer recommended certain changes to the director compensation program at TSYS; the Committee discussed and considered these recommendations and recommended to the Board that it approve the director compensation structure for 2007, which structure remained in place for 2008, except that for 2008 the Committee determined to discontinue the practice of paying cash compensation to directors who are employees of TSYS. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2008, non-employee directors of TSYS received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer and the Lead Director received a $5,000 cash retainer.

By paying non-employee directors annual retainers for Board and Committee Service, TSYS compensates each director for his or her role and judgment as an advisor to TSYS, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board.

Deferral Program.  Non-employee directors may elect to defer all or a portion of their cash compensation under the TSYS Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Messrs. Harris and Turner deferred all or a portion of their cash compensation under this plan during 2008.

Equity Compensation of Directors.  During 2008, non-employee directors also received an annual award of 500 shares of restricted TSYS stock in the form of a grant from the TSYS 2008 Omnibus Plan, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 11, 2008. These restricted stock awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

TSYS’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase Plan, directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan. TSYS’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. TSYS’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in TSYS and to share in the capital appreciation of TSYS.

Stock Ownership Guidelines.  The restricted stock awards to non-employee directors and TSYS’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. As of December 31, 2008, each director had satisfied these ownership guidelines.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

At the date of this Proxy Statement, the Board of Directors of TSYS consists of 17 members. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 17. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2011 Annual Meeting, the terms of office of the Class II directors expire at the 2009 Annual Meeting and the terms of office of the Class III directors expire at the 2010 Annual Meeting.

In October 2008, the Board of Directors amended our bylaws to adopt a majority vote standard for uncontested director elections. Under this standard, a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will be elected by a plurality of the votes cast in a contested election.

In 2009, all director nominees identified below are currently serving on the Board. If shareholders do not elect a nominee who is serving as a director, Georgia law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation.

The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

Nominees

The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: James H. Blanchard, Richard Y. Bradley, Walter W. Driver, Jr., Gardiner W. Garrard, Jr. and W. Walter Miller, Jr., each to serve a three year term expiring at the 2012 Annual Meeting.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Members of the Board of Directors

Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms. Unless otherwise noted, each director has occupied his or her principal occupation for at least five years.

			Year
		TSYS	First
		Director	Elected
Name	Age	Classification	Director	Principal Occupation and Other Information

Richard E. Anthony(1)	62	III	2006	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp. (Financial Services Company)

James H. Blanchard(2)	67	II	1982	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Director, Synovus Financial Corp. and AT&T Corp.

Richard Y. Bradley	70	II	1991	Partner, Bradley & Hatcher (Law Firm); Director, Synovus Financial Corp.

Kriss Cloninger III	61	I	2004	President and Chief Financial Officer, Aflac Incorporated (Insurance Holding Company); Director, Aflac Incorporated and Tupperware Brands Corporation

Walter W. Driver, Jr.(3)	63	II	2002	Chairman-Southeast, Goldman, Sachs & Co. (Investment Banking and Securities); Director, Equifax Inc.

Gardiner W. Garrard, Jr.	68	II	1982	President, The Jordan Company (Real Estate Development and Private Equity Investments); Director, Synovus Financial Corp.

Sidney E. Harris(4)	59	III	1999	Professor, Georgia State University; Director, RidgeWorth Funds

Alfred W. Jones III	51	III	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Synovus Financial Corp.

Mason H. Lampton(5)	61	III	1986	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Synovus Financial Corp.

W. Walter Miller, Jr.(6)	60	II	1993	Group Executive, Retired, Total System Services, Inc.

H. Lynn Page(6)	68	I	1982	Vice Chairman of the Board, Retired, Synovus Financial Corp.; Director, Synovus Financial Corp.

Philip W. Tomlinson(7)	62	I	1982	Chairman of the Board and Chief Executive Officer, Total System Services, Inc.; Director, Synovus Financial Corp.

			Year
		TSYS	First
		Director	Elected
Name	Age	Classification	Director	Principal Occupation and Other Information

John T. Turner(6)	52	III	2003	Private Investor

Richard W. Ussery(8)	61	I	1982	Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc.

M. Troy Woods(9)	57	III	2003	President and Chief Operating Officer, Total System Services, Inc.

James D. Yancey(10)	67	III	1982	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, and Director, Synovus Financial Corp.

Rebecca K. Yarbrough	71	III	1999	Private Investor

(1)	Richard E. Anthony was elected Chairman of the Board and Chief Executive Officer of Synovus Financial Corp. (“Synovus”) in October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer.

(2)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served as Chief Executive Officer of Synovus. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. Although Mr. Blanchard continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in October 2006.

(3)	Walter W. Driver, Jr. has served as Chairman-Southeast of Goldman, Sachs & Co. since January 2006. Prior to 2006, Mr. Driver served as Chairman of the law firm King & Spalding LLP.

(4)	Sidney E. Harris has served as a professor at Georgia State University since July 1997. From 1997 until 2004, Mr. Harris served as Dean of the J. Mack Robinson College of Business at Georgia State University.

(5)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2004. Prior to 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(6)	W. Walter Miller, Jr. and H. Lynn Page are first cousins and Mr. Miller’s spouse and John T. Turner are first cousins.

(7)	Philip W. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer.

(8)	Richard W. Ussery retired as an executive employee of TSYS in June 2005 and served as a non-executive Chairman of the Board until January 2006. Mr. Ussery was elected Chairman of the Board in February 1992. Prior to 2005, Mr. Ussery was Chief Executive Officer of TSYS.

(9)	M. Troy Woods was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President.

(10)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company.

PROPOSAL 2: APPROVAL OF AMENDMENT TO TSYS’ ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Introduction

After careful consideration and upon the recommendation of its Corporate Governance and Nominating Committee, the Board of Directors has unanimously determined that it would be in the best interests of TSYS and its shareholders to amend TSYS’ Articles of Incorporation to declassify the Board and provide for the annual election of all directors, as described below. The Board is now asking TSYS’ shareholders to approve this amendment to the Articles of Incorporation.

TSYS’ Current Classified Board Structure

Article VIII of TSYS’ Articles of Incorporation divides TSYS’ directors into three classes as nearly equal in size as possible, with members of each class serving three-year terms of office. Consequently, at any given annual meeting of shareholders, TSYS’ shareholders have the ability to elect only one class of directors, constituting roughly one-third of the entire Board.

Proposed Declassification of the Board

In October 2008, the Board of Directors voted to approve, and to recommend that TSYS’ shareholders approve at the 2009 Annual Meeting, an amendment to TSYS’ Articles of Incorporation that would eliminate the Board’s classified structure. If TSYS’ shareholders approve the proposed amendment, directors who have been elected to three-year terms prior to the effectiveness of the amendment (including directors elected at the 2009 Annual Meeting) will complete those terms. Beginning with the 2010 Annual Meeting, directors whose previous terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. Thus, beginning with the 2012 Annual Meeting, the entire Board will be elected annually.

Rationale for Declassification

The Board of Directors is committed to good corporate governance at TSYS. Accordingly, in determining whether to propose declassification as described above, the Board carefully reviewed the various arguments for and against a classified Board structure.

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective and reducing a company’s vulnerability to coercive takeover tactics. The Board also recognizes, however, that a classified structure may appear to reduce directors’ accountability to shareholders since such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. The Board also considered the fact that many companies are transitioning away from a classified board structure.

In view of the considerations described above, the Board of Directors, upon the recommendation of its Corporate Governance and Nominating Committee, has unanimously determined that it is in the best interests of TSYS and its shareholders to eliminate the classified Board structure as proposed.

Text and Effectiveness of Proposed Amendment

The text of the proposed amendment is set forth in Appendix B to this Proxy Statement, with deletions indicated by strike throughs and additions indicated by underlining. The Board has adopted conforming amendments to TSYS’ bylaws that will become effective if the proposed amendment is approved by shareholders.

If TSYS’ shareholders approve the proposed amendment, it will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Georgia, which TSYS would do promptly after the Annual Meeting. If TSYS’ shareholders do not approve the proposed amendment, the Board of Directors will remain classified.

Vote Required

The affirmative vote of shareholders holding a majority of our issued and outstanding shares of stock is required to approve the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO TSYS’ ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 3: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2009 and TSYS’ internal control over financial reporting as of December 31, 2009. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS

Philip W. Tomlinson(1)	62	Chairman of the Board and Chief Executive Officer
M. Troy Woods(1)	57	President and Chief Operating Officer
James B. Lipham(2)	60	Senior Executive Vice President and Chief Financial Officer
William A. Pruett(3)	55	Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye(4)	56	Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III(5)	55	Senior Executive Vice President, General Counsel and Secretary

(1)	As Messrs. Tomlinson and Woods are directors of TSYS, relevant information pertaining to their positions with TSYS is set forth under the caption “Members of the Board of Directors” on page 13.

(2)	James B. Lipham was elected as Senior Executive Vice President and Chief Financial Officer of TSYS in April 2004. From 1995 until 2004, Mr. Lipham served as Executive Vice President and Chief Financial Officer of TSYS. From 1987 until 1995, Mr. Lipham served in various financial capacities with TSYS, including Senior Vice President and Treasurer.

(3)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(4)	Kenneth L. Tye was elected as Senior Executive Vice President and Chief Information Officer of TSYS in April 2004. From 1999 until 2004, Mr. Tye served as Executive Vice President and Chief Information Officer of TSYS. From 1982 until 1999, Mr. Tye served in various capacities with TSYS, including Senior Vice President.

(5)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988. From 1988 until 2008, Mr. Griffith served in various capacities with Synovus, including Senior Executive Vice President, General Counsel and Secretary.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2008.

	Shares of TSYS	Shares of TSYS		Shares of TSYS
	Stock	Stock		Stock		Percentage of
	Beneficially	Beneficially		Beneficially	Total	Outstanding
	Owned with	Owned with		Owned with	Shares of	Shares of
	Sole Voting	Shared Voting		Sole Voting and	TSYS Stock	TSYS Stock
	and Investment	and Investment		No Investment	Beneficially	Beneficially
	Power as of	Power as of		Power as of	Owned as of	Owned as of
Name	12/31/08	12/31/08		12/31/08	12/31/08(1)	12/31/08

Richard E. Anthony	321,789	34,082		28,288	384,159	*
James H. Blanchard	173,944	1,272,020		3,492	1,449,456	*
Richard Y. Bradley	40,821	76,259		1,982	119,062	*
Kriss Cloninger III	5,608	—		1,500	7,108	*
Walter W. Driver, Jr.	6,810	—		1,500	8,310	*
Gardiner W. Garrard, Jr.	100,847	301,795		1,982	404,624	*
Sidney E. Harris	7,714	—		1,500	9,214	*
Alfred W. Jones III	17,455	—		1,982	19,437	*
Mason H. Lampton	119,645	117,226	(2)	1,982	238,853	*
James B. Lipham	107,765	600		48,382	658,737	*
W. Walter Miller, Jr.	97,652	332,594		1,500	440,871	*
H. Lynn Page	597,496	123,014		1,982	722,492	*
William A. Pruett	170,144	—		51,007	766,568	*
Philip W. Tomlinson	431,773	244,054		158,840	1,718,567	*
John T. Turner	71,060	1,774,234		1,500	1,846,794	*
Kenneth L. Tye	85,261	850		50,116	652,213	*
Richard W. Ussery	362,313	266,000		1,500	1,445,221	*
M. Troy Woods	106,432	2,279		138,649	832,104	*
James D. Yancey	912,378	185,993		1,982	1,100,353	*
Rebecca K. Yarbrough	233,499	319,892	(3)	1,500	554,891	*
Directors and Executive Officers as a Group (21 persons)	4,087,509	5,052,573		596,209	13,600,142	6.8

*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the directors and executive officers of TSYS listed above include, as of December 31, 2008, for each of the directors and executive officers of TSYS listed below the following shares: (a) under the heading “Stock Options” the number of shares of TSYS stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of TSYS stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	—	30,652
James H. Blanchard	—	653,008
Gardiner W. Garrard, Jr.	—	122,180
James B. Lipham	501,990	—
W. Walter Miller, Jr.	9,125	64,111
William A. Pruett	545,417	16,992
Philip W. Tomlinson	883,900	—
Kenneth L. Tye	515,986	—
Richard W. Ussery	815,408	—
M. Troy Woods	584,744	22,469
James D. Yancey	—	10,251

(2)	Includes 85,260 shares of TSYS stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of these shares.

(3)	Includes 72,000 shares of TSYS stock held in a trust for which Ms. Yarbrough is not the trustee. Ms. Yarbrough disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP TSYS’ audited financial statements as of and for the year ended December 31, 2008;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The Audit Committee
H. Lynn Page, Chair
Sidney E. Harris
John T. Turner

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by KPMG during those periods.

	2008	2007

Audit Fees(1)	$1,931,000	$1,689,000
Audit Related Fees(2)	1,652,000	1,511,000
Tax Fees(3)	278,000	490,000
All Other Fees	-0-	-0-

Total	$3,861,000	$3,690,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of TSYS’ executive compensation program, the material compensation decisions made under the program and the material factors considered in making those decisions. Specifically, this CD&A includes the following sections:

•	Compensation Philosophy and Overview — this section summarizes the objectives of TSYS’ executive compensation program and describes what the program is designed to reward;

•	Primary Elements of Compensation — this section identifies the primary elements of an executive’s compensation package, describes why each element was chosen, discusses how each element of compensation, and the decisions regarding that element, fit into our overall compensation objectives and affect decisions regarding other elements, and indicates how the amount (and where applicable, the formula) for each element is determined;

•	Analysis — this section discusses the analytic tools used in assessing and setting executive compensation, including the use of tally sheets, benchmarking and information about our peer companies;

•	Other Issues and Policies — this section provides information on employment agreements, post-termination compensation philosophy, tax considerations and other issues that relate to our executive compensation program;

•	Compensation Realized By Named Executive Officers for 2008 — this section discusses compensation realized by named executive officers for 2008;

•	Significant Events After December 31, 2008 — this section highlights post year end events that may be helpful to understand compensation paid to or earned by named executive officers for 2008; and

•	Conclusion — this section concludes the CD&A.

The series of tables following this CD&A provide detailed information about the compensation earned by or paid to the following named executive officers:

•	Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer;

•	James B. Lipham, Senior Executive Vice President and Chief Financial Officer;

•	M. Troy Woods, President and Chief Operating Officer;

•	William A. Pruett, Senior Executive Vice President and Chief Client Officer; and

•	Kenneth L. Tye, Senior Executive Vice President and Chief Information Officer.

For information about the Compensation Committee and its charter, its processes and procedures for administering TSYS’ executive compensation program, the role of compensation consultants and other governance information, please see “Committees of the Board” on page 5.

Compensation Philosophy and Overview

TSYS has established a competitive, performance-oriented executive compensation program designed to support our strategic goals. Specifically, TSYS’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain an executive compensation program that allows us to recruit and retain top level executive talent.

Our executive compensation program is performance-oriented. A guiding principle of our compensation program is “average pay for average performance — above-average pay for above-average performance —  below-average pay for below-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short-term and long-term performance.

TSYS’ compensation program is designed to support corporate strategic goals, including growth in earnings per share (“EPS”) and total shareholder return (“TSR”). As described in more detail below, EPS growth is the driver of our Annual Incentive Program (“AIP”). The AIP is our short-term incentive program that provides performance-based cash bonuses. EPS growth coupled with TSR is the driver of our Long-Term Incentive Program (“LTIP”). TSYS believes that the high degree of performance orientation and the use of EPS growth and TSR targets serve to align the interests of our executives with the interests of our shareholders. TSYS has also adopted stock ownership guidelines that further align our executives’ interests with the interests of our shareholders.

Primary Elements of Compensation

We believe that the primary elements of our executive compensation program promote the objectives of aligning compensation with performance measures that are directly related to TSYS’ financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks. The primary elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Targeted at median of market. Adjustments are based on an executive’s current and anticipated future performance with benchmarking to our peer companies.
Annual Incentive Program — performance-based cash bonuses	To motivate executive officers to produce outstanding financial results and to reward executive officers for attaining financial goals.	Cash bonuses are a multiple of base pay determined by EPS growth.
Long-Term Incentive Program — equity awards	To align interests of executive officers with shareholders and to retain executive officers.
Award is a multiple of base pay determined by both EPS growth and TSR.

One-half of award is paid in stock options and one-half is paid in restricted stock or performance share awards (with the number of actual shares determined over a three year period).

Qualified Plans: Money Purchase Pension Plan, Profit Sharing Plan and 401(k) Savings Plan	To provide retirement income for executive officers (and other employees).
Broad based retirement plans. TSYS contributes 7% of compensation to the Money Purchase Pension Plan, and TSYS makes discretionary contributions to the Profit Sharing Plan and the 401(k) Savings Plan based on profitability.

Contributions are fully vested after 5 years.

Deferred Compensation Plan	To provide additional retirement savings and income deferral opportunities.
Executive officers can elect to defer a portion of their base salary and cash bonuses under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Qualified Plans but for IRS limits.

Base Pay.  Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for performing his or her job on a daily basis. TSYS targets base pay at the median of the market for comparable positions. To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our peer companies. See the “Analysis” section below for a list of our peer companies and information on the process used to select our peer companies.

When establishing base pay, the Committee compares each executive’s current base pay to the market median for that position using proxy information from the peer companies as well as external market surveys. For certain positions for which there is no clear market match in the benchmarking data, the Committee uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the peer companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to TSYS’ performance, except over the long term since revenues are used in benchmarking base pay against the peer companies. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. Because of the process used to establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position. For 2008, all of the base pay increases for the named executive officers were calculated taking into account the market data described above as well as existing base salaries, the 2008 merit budget, internal pay equity, individual performance, experience, time in position and retention needs.

Annual Incentive Program.  Annual cash bonuses under the AIP provide an incentive for our executives to meet our short-term performance goals. In addition, given the prevalence of short-term incentive compensation in the marketplace, AIP awards ensure a competitive compensation program.

AIP awards are tied directly to our fundamental operating performance measured over a one-year period. Each year the Committee establishes a performance target as a percentage of change in EPS from the prior year. The performance target is generally set based upon TSYS’ publicly disclosed EPS guidance. The Committee also establishes payout targets. A payout target goal of 100% equates to a “market” award, which is a typical short-term incentive award for similar positions at the peer companies, expressed as a percentage of base pay earned during the year. Actual AIP payout targets for 2008 were set taking into account median market data at the peer companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The 2008 AIP payout target for Messrs. Tomlinson and Woods is 100% of base pay, and the 2008 AIP payout target for TSYS’ other named executive officers is 85% of base pay.

The amount of an AIP award ranges from zero to 200% of the payout target in accordance with a schedule approved by the Committee each year. For 2008, the Committee approved the following schedule:

EPS Percentage Change	Percent of Target Bonus Paid

4.0% and below	0%
5.0%	25%
6.0%	50%
7.0%	75%
8.0%	100%
9.0%	115%
10.0%	130%
11.0%	150%
12.0%	175%
13.0% and above	200%

The Committee has the right to exercise downward discretion and reduce or eliminate the amount that would otherwise be awarded under the approved schedule. For example, amounts can be reduced to reflect individual or business unit performance, to exclude unanticipated, non-recurring gains or for affordability.

TSYS had EPS growth of 5.7% for 2008. Under the payout schedule set forth above, bonuses could have been paid at approximately 42.5% of target. However, TSYS executive management recommended payment of bonuses at 25% of target, and the Committee accepted the recommendation. Bonuses for 2008 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 31.

As is common practice in the market for short-term incentive compensation, awards under the AIP are paid in a lump-sum cash payment as soon as practicable in the year following the performance year, usually no later than February 28.

Long-Term Incentive Program.  Equity awards under the LTIP provide an incentive for our executives to provide exceptional return to shareholders by tying a significant portion of their compensation to growth in shareholder value. Equity awards also align the interests of our executives with our shareholders by awarding executives equity in TSYS. Finally, given the prevalence of long-term incentive compensation in the marketplace, LTIP awards ensure a competitive compensation program.

Each year the Committee establishes performance measures for LTIP awards. LTIP awards are expressed as a multiple of an executive’s base pay. LTIP payout targets are set taking into account median market data at the peer companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. See the Analysis section below for the identity of our peer companies and for information on the process used to select our peer companies. LTIP awards are generally paid one-half in stock options and one-half in restricted stock or performance share awards.

Because the Committee may take action to approve LTIP awards on or near the date that TSYS’ earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to ensure that the annual earnings releases have had time to be absorbed by the market before restricted stock grants are made and stock option exercise prices are established. However, if the date of the TSYS earnings release or the date the Committee takes action is within five business days of the last business day of the month, the grant date is postponed for five business days after the later of the TSYS earnings release or the date the Committee takes action. With respect to performance-based equity awards, awards vest on the date that the Committee certifies that the required performance measures have been attained. In addition, the date that the Committee certifies that required performance measures have been attained is used to determine the number of performance shares received by an executive in connection with a performance share award.

February 6, 2008 Equity Awards Based on 2005 — 2007 Financial Performance.  Prior to December 31, 2007, Synovus owned approximately 80% of the outstanding shares of TSYS stock. On December 31, 2007, Synovus completed the spin-off to its shareholders of the shares of TSYS stock formerly owned by Synovus (“Spin-Off”). After the Spin-Off, TSYS became a fully independent, publicly owned company.

Under the terms of the LTIP in effect before the Spin-Off, LTIP awards were made in January following the performance period and were based on Synovus’ TSR over a three year-period. TSR was measured in two ways: (1) absolute TSR of Synovus, and (2) TSR compared to the peer companies.

At its meeting on January 30, 2008, the Committee approved equity awards under the LTIP equal to 50% of the payout target based on Synovus’ TSR for the three year period ending December 31, 2007. The equity awards were effective February 6, 2008 and were paid 50% in stock options and 50% in restricted stock. The stock options and the restricted stock are subject to a three year vesting schedule with one-third vesting on February 6, 2009, February 6, 2010 and February 6, 2011. The closing price of TSYS stock on February 6, 2008, was used as the exercise price for the stock options and to determine the SFAS 123(R) accounting expense and was also used for disclosure in the compensation tables in this Proxy Statement. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the Grants of Plan-Based Awards Table on page 32. Restricted stock awards received by the named executive officers are included in the

“All Other Stock Awards: Number of Shares of Stock or Units” column in the Grants of Plan-Based Awards Table.

New LTIP.  After the Spin-Off, at its meeting on March 25, 2008, the Committee approved changes in the LTIP to reflect that prospective LTIP awards will no longer be based solely on historical TSR over a three-year period. Because of these changes, named executive officers received performance awards for both 2007 and 2008 in calendar year 2008. The equity grants effective February 6, 2008 (see immediately preceding discussion) are the performance awards for 2007. The performance awards for 2008 and the revised LTIP are discussed in detail below.

TSYS believes that there are advantages and disadvantages to every form of equity award. LTIP awards made subsequent to March 25, 2008 will be paid 50% in stock options and 50% in performance share awards. Stock options will be awarded in the performance year. Performance share awards will be denominated in U.S. dollars when awarded and will ultimately be paid in the form of TSYS stock after the end of the three year period beginning with the performance year.

50% of LTIP Award Paid in Stock Options.  The value of a stock option is estimated to be equal to approximately one-third the value of a restricted stock award. The value of a stock option is determined as of the date of grant. Stock options will vest in three equal installments on the first, second and third anniversaries of the date of grant.

50% of LTIP Award Paid in Performance Share Awards.  Performance share awards are expressed as a multiple of an executive’s base pay. Performance share awards are denominated in U.S. dollars when awarded. The ultimate value of a performance share award is tied to our EPS growth and our TSR performance relative to our peer companies. Each year the Committee establishes an initial performance target stated as a percentage change in EPS from the prior year and a three year performance target based on our TSR performance relative to our peer companies.

The EPS growth schedule is the same schedule used to determine payouts under the AIP. The Committee approved the following TSR schedule for the performance share awards:

TSYS’ Rank in 3 Year
TSR vs. Peer Companies	Percentile		Payout Multiplier
Top 20%	81st to 100		120%

Next 20%	61 to 80		110%

Middle 20%	41 to 60		100%

Next 20%	21 to 40		90%

Bottom 20%	1 to 20	th	80%

The actual value of a performance share award for any year is determined as follows:

•	Year 1. An executive receives a performance share award (denominated in U.S. dollars). For example, assume an executive with base pay of $425,000 receives an LTIP award equal to 250% of base pay. Because one-half of the LTIP award is payable in performance shares, the executive will have a performance share award target equal to $531,250 ($425,000 x 250% x 50%).

•	Year 2. An initial determination of the number of performance shares awarded to the executive is made after the end of Year 1 based on attainment of EPS growth targets for Year 1. For example, assume that based on EPS growth the Committee determines that the executive is entitled to 75% of the performance share award. The executive’s performance share award is valued at $398,438 (75% of $531,250). The initial number of shares will be determined by the closing price of TSYS stock on the date the Committee certifies that the performance measure was attained. If the value of TSYS stock on that date is $13.00, the executive’s initial award is set at 30,649 performance shares ($398,438/13).

•	Year 3. The number of performance shares may be increased or decreased +/- 20% after the end of Year 3 based on attainment of TSR growth targets for the three year period ending in Year 3. Once the final number of performance shares is determined, performance shares are paid to the executive in shares of TSYS stock. For example, assume that TSYS’ TSR for the three year period relative to our peer companies fell in the 81st to 100th percentile and that based on TSR the Committee determines that the number of performance shares will be increased by 20%. The executive’s 30,649 performance shares will be increased to 36,779 (120% of 30,649), and the executive will receive 36,779 shares of TSYS stock.

March 31, 2008 Equity Awards.  In conjunction with the approval of changes in the LTIP, the Committee approved LTIP awards for the named executive officers effective March 31, 2008. Messrs. Tomlinson and Woods received LTIP awards equal to 250% of base pay, and the other named executive officers received LTIP awards equal to 150% of base pay.

Each executive received one-half of his LTIP award in the form of stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the Grants of Plan-Based Awards Table on page 32. The closing price of TSYS stock on March 31, 2008 was used as the exercise price for the stock options and to determine the SFAS 123(R) accounting expense and was also used for disclosure in the tables in this Proxy Statement.

Each executive received one-half of his LTIP award in the form of a performance share award. The performance share award was denominated in U.S. dollars, with the initial number of performance shares to be determined after the end of 2008 based on EPS growth for 2008. The Committee approved use of the same EPS growth targets used to determine payouts under the AIP (see table on page 22).

TSYS had EPS growth of 5.7% for 2008. Under the payout schedule approved by the Committee, performance share awards could have been paid at approximately 42.5% of target. However, TSYS executive management recommended payment of performance shares at 25% of target, and the Committee accepted the recommendation at its meeting on January 26, 2009. The closing price of TSYS stock on January 26, 2009, the date the Committee certified that the performance measure was attained, was $12.90 per share. Accordingly, each executive’s initial award of performance shares was determined as follows: (Performance Share Award Target x 25%)/12.90. The performance share awards for the named executive officers are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards Table on page 32. The initial award of performance shares may be increased or decreased +/- 20% after the end of a three year period based on attainment of TSR growth targets as described under “New LTIP” on page 24.

2008 Special Equity Awards.  In addition to annual awards under the LTIP, the Committee has granted other long-term incentive awards. Effective February 6, 2008, the named executive officers received restricted stock awards under a special equity grant. The special equity grant was designed to align the interests of TSYS’ executives with shareholders following the Spin-Off and to provide a key retention tool for executives. Restricted stock awarded to named executive officers other than Messrs. Tomlinson and Woods vests in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of grant. Restricted stock awarded to Messrs. Tomlinson and Woods was tied to a threshold level of performance over the period 2008 — 2014. Specifically, 20% of the restricted stock awarded to Messrs. Tomlinson and Woods vests in any year that EPS growth is at least 75% of the target EPS under the AIP for the year, and any restricted stock that has not vested at the end of 2014 will be forfeited. The performance measure was exceeded for 2008, and, accordingly, 20% of the restricted stock awarded to Messrs. Tomlinson and Woods vested on January 26, 2009, the date the Committee certified that the performance measure had been attained.

The 2008 special equity awards for Messrs. Tomlinson and Woods are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards Table on page 32. For the other named executive officers, these awards are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column in the Grants of Plan-Based Awards Table.

2005 Special Equity Awards.  The Committee made TSYS restricted stock grants to Messrs. Tomlinson and Woods in 2005 to reflect their promotion to Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, and to serve as a vehicle for retaining their services in their new roles. Although the grants to Messrs. Tomlinson and Woods were awarded primarily for retention, the Committee tied the grants to a threshold level of performance over a seven year period. Specifically, 20% of the restricted stock granted in 2005 vests in any year that EPS growth is at least 75% of the target EPS under the AIP for the year. Any restricted stock that has not vested at the end of the seven year period will be forfeited. The performance measure was exceeded for 2008, and, accordingly,

20% of the restricted stock granted in 2005 vested on January 26, 2009, the date the Committee certified that the performance measure had been attained.

Qualified Plans and Non-Qualified Deferred Compensation Plan.  TSYS sponsors three qualified retirement plans that provide retirement income for a broad-based group of employees, including our executives. Specifically, TSYS sponsors the TSYS Money Purchase Pension Plan, the TSYS Profit Sharing Plan and the TSYS 401(k) Savings Plan.

The Money Purchase Pension Plan has a fixed 7% of compensation employer contribution every year. The Profit Sharing Plan and any employer contribution to the 401(k) Savings Plan are tied directly to TSYS’ performance. There are opportunities under both the Profit Sharing Plan and the 401(k) Savings Plan for employer contributions of up to 7% of compensation. For fiscal 2008, TSYS’ named executive officers received a contribution of 7% of compensation under the Money Purchase Pension Plan, 1.75% of compensation under the Profit Sharing Plan and no contribution under the 401(k) Savings Plan. The retirement plan contributions for 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 31.

In addition to these plans, TSYS sponsors the TSYS Deferred Compensation Plan (“Deferred Plan”). TSYS makes contributions to the Deferred Plan in an amount equal to the benefits that cannot be paid under the qualified plans due to limits imposed by the IRS. In addition, participants in the Deferred Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Plan. Assets of the Deferred Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan invest amounts held for their benefit among specified mutual funds. The available mutual funds are similar, but not identical, to the mutual funds offered under the 401(k) Savings Plan. Employer contributions to the Deferred Plan for 2008 are included in the “All Other Compensation” column in the Summary Compensation Table on page 31. In the past, although the Deferred Plan does not provide “above market” interest, TSYS has elected to include earnings on deferred accounts in the “All Other Compensation” column in the Summary Compensation Table because the investment options under the Deferred Plan are not identical to the investment options under the 401(k) Savings Plan. With the downturn in the market during 2008, none of the named executive officers had any earnings on assets held for his benefit under the Deferred Plan.

Analysis

Benchmarking.  The Committee uses information from companies that we consider our peers to review compensation of the named executive officers relative to the compensation paid to similarly-situated executives and to evaluate performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking is a point of reference for measurement, not the determinative driver of the named executive officers’ compensation or the performance-based plans.

TSYS believes that the peer group that should be used for compensation comparison purposes is not the same as the peer group that should be used for performance comparisons because the groups have different purposes. Compensation benchmarking peer groups are focused on competitors for talent, and performance peer groups are focused on competitors for capital or companies competing on the same economic playing field. Accordingly, TSYS has identified two peer groups: the Executive Compensation Benchmarking Group and the LTIP Benchmarking Group. The term “peer companies” is used in this Proxy Statement to refer to companies in the Executive Compensation Benchmarking Group or the LTIP Benchmarking Group, as applicable.

Information from companies in the Executive Compensation Benchmarking Group is used on an annual basis to benchmark compensation of the named executive officers. Prior to the Spin-Off, the Executive Compensation Benchmarking Group consisted of 17 technology-oriented transaction processors with revenues of approximately one-half to two times those of TSYS. The companies in the Executive Compensation Benchmarking Group were:

Axcion Corp. Affiliated Computer Services, Inc. Alliance Data Systems, Corp. BISYS Group, Inc. Ceridian Corp. Checkfree Corp.	ChoicePoint, Inc. Convergys Corp. eFunds Corp. Equifax Inc. Fair Isaac Corp. Fidelity National Information Services, Inc.	Fiserv, Inc. Global Payments, Inc. Paychex, Inc. Sabre Holdings Corp. Teletech Holdings

In 2008, the Committee completed a comprehensive review of the Executive Compensation Benchmarking Group in light of TSYS’ market position post Spin-Off. Companies in the updated Executive Compensation Benchmarking Group were selected by considering companies that compete in TSYS’ market for business and talent, companies with similar business operations and focus, and companies with similar organization size (revenues approximately one-half to two times those of TSYS). Companies in the updated Executive Compensation Benchmarking Group are:

Affiliated Computer Services, Inc. Alliance Data Systems Corp. Broadridge Financial Solutions Convergys Corp. Equifax Inc. Euronet Worldwide, Inc.	Fair Isaac Corp. Fidelity National Information Services, Inc. Fiserv, Inc. Global Payments, Inc. Global Cash Access Holdings, Inc. Heartland Payment Systems, Inc.	Jack Henry & Associates Mastercard Incorporated Metavante Technologies, Inc. Paychex, Inc. The Western Union Company VISA, Inc.

Information from companies in the LTIP Benchmarking Group is used to adjust LTIP performance awards based on TSYS’ TSR relative to the TSR of the LTIP Benchmarking Group. Prior to the Spin-Off, the LTIP Benchmarking Group consisted of banks in the Keefe, Bruyette and Woods 50 Index. In 2008, the Committee completed a comprehensive review of the LTIP Benchmarking Group in light of TSYS’ market position post Spin-Off. The Committee elected to update the LTIP Benchmarking Group to consist of the companies in the S&P Technology Index.

As described above, TSYS benchmarks base salaries and “market” short-term and long-term incentive targets with the applicable peer companies. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives using size-adjusted benchmark data at median. TSYS uses the peer companies for benchmarking total compensation, as well as external market surveys. TSYS uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data that may occur from year to year.

Tally Sheets.  The Committee reviewed a tally sheet for the CEO in January, 2008, and it reviewed tally sheets for all named executive officers, including the CEO, in October, 2008. The tally sheets were prepared by the Committee’s compensation consultant. Each tally sheet presented the dollar amount of each element of the executive’s compensation package, including base salary, cash bonus under the AIP, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified plans and the Deferred Plan and outstanding equity awards. The tally sheets also provided estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability.

Tally sheets provide the Committee a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation and determine whether the executive’s compensation is reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with our peer companies, the Committee considers total compensation paid to executives at our peer companies in considering the reasonableness of our executives’ compensation. After its review of the tally sheets, the Committee determined that the named executive officers’ compensation is performance oriented, competitive, designed to align with our strategic goals and reasonable.

Other Issues and Policies

Employment Agreements.  Absent special circumstances (e.g., executives employed as a result of an acquisition), TSYS executives generally do not have employment agreements. None of the named executive officers has employment agreements.

Perquisites.  Perquisites are a very small part of our executive compensation program. Perquisites are offered to align our compensation program with competitive practices because similar positions at the peer companies offer similar perquisites. Perquisites are not tied to performance measures. Additional information on perquisites is set forth in footnote (5) of the Summary Compensation Table on page 31. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Post-Termination Compensation Philosophy.  TSYS’ executive compensation program is designed to reflect TSYS’ philosophy that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. TSYS has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described under “Potential Payouts Upon Termination or Change-in-Control” on page 36. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting and retaining executive talent.

Stock Ownership Guidelines.  To align the interests of our executives with our shareholders, TSYS has implemented stock ownership guidelines for our executives. Under the guidelines, executives are required to own a multiple of their base pay in TSYS stock. TSYS’ Chief Executive Officer is required to own TSYS stock valued at five times his base salary, the President is required to own TSYS stock valued at four times his base salary and the other named executive officers are required to own TSYS stock valued at three times their base salaries. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. All named executive officers are currently in compliance with the guidelines.

Recoveries.  TSYS implemented a “clawback” policy effective January 1, 2009. Under the policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid if such incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had such financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

The Committee may use one or more of the following methods to effect a recovery: seek repayment, reduce (subject to applicable law) the amount that would otherwise have been paid, or withhold payment of future increases in compensation or grants of compensatory awards.

Tax Considerations.  In making compensation decisions the Committee considers that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million to certain executive officers, with an exception for performance-based compensation. Base pay of each of our named executive officers is tax-deductible because it is less than $1 million. We have designed much of the other compensation paid to our named executive officers to qualify for the performance-based exception. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance-based compensation.

TSYS may elect to provide compensation that is not tax-deductible if we believe the benefits of doing so outweigh the loss of a tax deduction. At this time, TSYS is not entitled to a deduction for certain costs related to an executive’s personal use of corporate aircraft. We believe that a limited amount of personal use each year is an appropriate perquisite for our executives, despite the loss of a tax deduction.

With the exception of excise taxes that may be due with respect to the change of control agreements, TSYS does not “gross up” its named executive officers for taxes that are due with respect to their compensation. An estimate of the potential excise taxes payable in connection with a change in control is included under “Potential Payouts Upon Termination or Change-in-Control” on page 36.

Accounting Considerations.  We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2008

The Summary Compensation Table on page 31 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were not realized by the executives in 2008. For example, the Summary Compensation Table reflects the expense recognized for financial statement reporting purposes in connection with equity awards (i.e., options, restricted stock and performance shares) for 2008 and prior years in accordance with SFAS 123(R) rather than the financial benefit realized by the executives in 2008 as a result of the exercise of stock options or the vesting of restricted shares. This information is, however, set forth in the Option Exercises and Stock Vested Table on page 37.

The following table only reflects compensation realized by each executive for 2008 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2008. For example, the LTIP awards for 2008 are not included in the table because the awards did not vest during 2008. Detailed information on all compensation opportunities that were made available in 2008 and all compensation paid to or earned by the named executive officers during 2008 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Compensation Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2008 is performance oriented, competitive, designed to align with our strategic goals and reasonable.

The following table reflects the components of the compensation realized by the named executive officers for 2008:

				Value Realized on
				Vesting of
		Annual Cash Bonus	Value Realized on	Restricted Stock
		Paid at 25% of	Exercise of Options	Awards During	All Other
Name and Principal Position	Base Pay	Target(1)	During 2008(2)	2008(3)	Compensation(4)	Total

Philip W. Tomlinson	$827,774	$206,943	$0	$761,519	$178,567	$1,974,803
Chairman of the Board and Chief Executive Officer
James B. Lipham	382,261	81,230	0	255,938	85,610	805,039
Senior Executive Vice President and Chief Financial Officer
M. Troy Woods	610,018	152,504	0	706,557	145,539	1,614,618
President and Chief Operating Officer
William A. Pruett	440,013	93,503	0	298,531	98,513	930,560
Senior Executive Vice President and Chief Client Officer
Kenneth L. Tye	440,013	93,503	0	273,120	90,019	896,655
Senior Executive Vice President and Chief Information Officer

(1)	2008 annual cash bonuses were paid under the AIP at 25% of target. The bonuses were earned based on 2008 performance and paid in February, 2009.

(2)	No named executive officer exercised any options during 2008. All outstanding options held by the named executive officers are “underwater.” For a complete list of each named executive officer’s outstanding options, see columns 1-5 of the Outstanding Equity Awards at Fiscal Year-End Table on page 34.

(3)	The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested restricted stock awards and performance shares, see columns 6-9 of the Outstanding Equity Awards at Fiscal Year-End Table on page 34.

(4)	The components of All Other Compensation for each named executive officer are set forth in footnotes 4 and 5 to the Summary Compensation Table on page 31.

Significant Events After December 31, 2008

Because of the uncertainties in the current financial market and general economy, base pay for the named executive officers was not increased effective January 1, 2009. The Committee will revisit this issue after the financial results for the first quarter of 2009 become available.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation paid to or earned by each named executive officer in 2008 is performance oriented, competitive, designed to align with our strategic goals and reasonable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The Committee
Mason H. Lampton, Chairman
Walter W. Driver, Jr.
Kriss Cloninger III

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years. The short-term incentive amounts paid to the named executives for these fiscal years are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings, if applicable, for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

							Change in
							Pension
							Value and
							Nonquali-
						Non-Equity	fied
						Incentive	Deferred
						Plan	Com-	All Other
				Stock	Option	Com-	pensation	Com-
		Salary	Bonus	Awards	Awards	pensation	Earnings	pensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)	($)		Total ($)

Philip W. Tomlinson	2008	$827,774	—	$1,579,742	$3,230,160	$206,943	—	$178,567	(4)(5)	$6,023,186
Chairman of the Board	2007	711,833	—	864,620	1,755,430	960,930	—	656,940		4,949,753
and Chief Executive Officer	2006	652,000	—	583,775	1,157,063	847,600	—	451,567		3,692,005
James B. Lipham	2008	382,261	—	391,274	964,521	81,230	—	85,610	(4)(5)	1,904,896
Senior Executive Vice	2007	347,500	—	181,737	913,995	398,790	—	203,556		2,045,578
President and Chief Financial Officer	2006	332,500	—	144,180	738,935	367,413	—	152,604		1,735,632
M. Troy Woods	2008	610,018	—	1,191,701	1,331,844	152,504	—	145,539	(4)(5)	3,431,606
President and Chief	2007	500,000	—	671,132	1,078,313	675,000	—	472,264		3,396,709
Operating Officer	2006	458,000	—	473,229	824,221	595,400	—	299,761		2,650,611
William A. Pruett	2008	440,013	—	435,310	1,021,056	93,503	—	98,513	(4)(5)	2,088,395
Senior Executive Vice	2007	416,000	—	213,567	988,491	477,360	—	218,692		2,314,110
President and Chief Client Officer	2006	396,000	—	168,190	756,590	437,580	—	171,179		1,929,539
Kenneth L. Tye	2008	440,013	—	422,011	1,001,580	93,503	—	90,019	(4)(5)	2,047,126
Senior Executive Vice	2007	400,000	—	197,443	934,329	459,000	—	199,144		2,189,916
President and Chief	2006	375,000	—	154,474	745,859	414,375	—	159,633		1,849,341
Information Officer

(1)	The amounts in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the last three fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these three fiscal years and prior to 2006. For a discussion of the assumptions used in calculating the values of the restricted stock and performance share awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Reports for the years ended December 31, 2008, 2007 and 2006.

(2)	The amounts in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the last three fiscal years in accordance with SFAS 123(R) and include amounts from awards granted during these three fiscal years and prior to 2006. For a discussion of the assumptions used in calculating the values of the stock option awards reported in this column, see Note 14 of Notes to Consolidated Financial Statements in TSYS’ Annual Reports for the years ended December 31, 2008, 2007 and 2006. The increase in the SFAS 123(R) expense recorded for Mr. Tomlinson’s outstanding options in 2008 when compared to 2007 reflects the fact that Mr. Tomlinson became retirement eligible during 2008 at age 62 with respect to his option awards granted during 2008. Under SFAS 123(R), TSYS is required to fully expense these awards through the date of retirement eligibility.

(3)	The amounts in this column represent short-term incentive compensation cash awards paid pursuant to the Annual Incentive Program.

(4)	Amount includes allocations to qualified defined contribution plans of $20,125 for each executive and allocations to nonqualified deferred compensation plans of $136,387, $48,217, $92,314, $60,145 and $58,539 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

(5)	Amount for each executive includes the cost incurred by TSYS in connection with providing the perquisite of an automobile allowance, the incremental cost to TSYS for reimbursement of club dues, if any, and the incremental cost to TSYS for personal use of the corporate aircraft. The amount also includes the cost incurred by TSYS for security alarm monitoring for Messrs. Tomlinson and Woods and the cost incurred by TSYS for reimbursement for financial planning services for each executive except Mr. Pruett. None of these perquisites individually exceeded $25,000. The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $22,055, $17,268, $33,100, $18,243 and $11,355 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2008

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (paid in the form of TSYS restricted stock awards, performance share awards and stock options) awarded to the named executive officers in 2008.

												All Other		All Other
												Stock		Option		Grant
												Awards:		Awards:	Exercise	Date Fair
			Estimated Future Payouts			Estimated Future Payouts						Number of		Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive						Shares of		Securities	Price of	Stock
		Action	Plan Awards(2)			Plan Awards						Stock or		Underlying	Option	and
	Grant	Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Units		Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#/$)		(#/$)		(#/$)		(#)		(#)(3)	($/Sh)	Awards

Philip W. Tomlinson			$0	$791,000	$1,582,000

	2/6/2008	1/30/2008												48,801	$21.88	$459,705

	3/31/2008	3/25/2008												139,300	23.66	1,372,105

	2/6/2008	1/30/2008										16,267	(4)			355,922

	2/6/2008	1/30/2008				0	(5)	91,408	(5)	91,408	(5)					—	(6)

	3/31/2008	3/25/2008				$0	(7)	$1,050,000	(7)	$2,520,000	(7)					—	(8)

James B. Lipham			0	324,913	649,825

	2/6/2008	1/30/2008												17,868	21.88	168,317

	3/31/2008	3/25/2008												40,390	23.66	397,842

	2/6/2008	1/30/2008										5,956	(4)			130,317

	2/6/2008	1/30/2008										34,278	(9)			750,003

	3/31/2008	3/25/2008				$0	(7)	$286,688	(7)	$688,050	(7)					—	(8)

M. Troy Woods			0	610,000	1,220,000

	2/6/2008	1/30/2008												34,278	21.88	322,899

	3/31/2008	3/25/2008												107,425	23.66	1,058,136

	2/6/2008	1/30/2008										11,426	(4)			250,001

	2/6/2008	1/30/2008				0	(5)	91,408	(5)	91,408	(5)					—	(6)

	3/31/2008	3/25/2008				$0	(7)	$762,500	(7)	$1,830,000	(7)					—	(8)

William A. Pruett			0	374,000	748,000

	2/6/2008	1/30/2008												21,390	21.88	201,494

	3/31/2008	3/25/2008												46,492	23.66	457,946

	2/6/2008	1/30/2008										7,130	(4)			156,004

	2/6/2008	1/30/2008										34,278	(9)			750,003

	3/31/2008	3/25/2008				$0	(7)	$330,000	(7)	$792,000	(7)					—	(8)

Kenneth L. Tye			0	374,000	748,000

	2/6/2008	1/30/2008												20,567	21.88	193,741

	3/31/2008	3/25/2008												46,492	23.66	457,946

	2/6/2008	1/30/2008										6,856	(4)			150,009

	2/6/2008	1/30/2008										34,278	(9)			750,003

	3/31/2008	3/25/2008				$0	(7)	$330,000	(7)	$792,000	(7)					—	(8)

(1)	The Compensation Committee met on January 30, 2008 and approved the grant of equity awards to the named executive officers effective February 6, 2008. The Committee also met on March 25, 2008 and approved the grant of equity awards to the named executive officers effective March 31, 2008.

(2)	The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2008. Awards are paid in cash and are based upon attainment of earnings per share percentage change goals.

(3)	These stock options vest in three annual installments of one-third (1/3) each, beginning on the first anniversary of the grant date.

(4)	These restricted stock awards vest in three annual installments of one-third (1/3) each, beginning on the first anniversary of the grant date. Dividends are paid on the restricted stock award shares.

(5)	The amounts shown represent the threshold, target and maximum payout amounts for these performance-based restricted stock awards. The awards vest over a five to seven-year period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. Dividends are paid on the performance-based restricted stock awards. The Committee met on January 26, 2009 and determined that the performance measure for 2008 was attained, and therefore 20%, or 18,282 shares for each executive, vested on that date.

(6)	Under SFAS 123(R), TSYS did not calculate a grant date fair value that will be expensed over the life of the award at the time the award was made. The SFAS 123(R) valuation is done on an annual basis. For 2008, $426,327 was expensed for each executive pursuant to SFAS 123(R).

(7)	The amounts shown represent the potential value, in dollars, of the equity payout for these performance share awards if the threshold, target or maximum goals are achieved. As of December 31, 2008, the number of performance shares to be awarded was not determinable. The actual number of shares that will be issued depends on the outcome of two performance measures: a 2008 earnings per share measure and a three-year total shareholder return measure from January 1, 2008 through December 31, 2010. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2010 of the attainment of the performance measure. After the first performance measurement period has ended, dividend equivalents equal to cash dividends on TSYS stock will be paid on 80% of the number of shares earned from the earnings per share measurement. The dividend equivalents will be paid out in the form of TSYS stock to the extent that the performance shares are earned. The Committee met on January 26, 2009, and determined that the initial number of performance shares at the end of the first performance measure was 25% of target, or 20,349, 5,556, 14,778, 6,396 and 6,396 shares for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. These amounts are subject to upward or downward adjustment of up to 20% based on TSYS’ performance for the remainder of the performance period.

(8)	See footnote (7) above. For SFAS 123(R) purposes, these performance share awards were not deemed granted until January 26, 2009. However, the awards were expensed by TSYS from March 31, 2008 through January 26, 2009. The total amount of estimated expense associated with these awards is $1,119,554, $324,614, $863,361, $373,667 and $373,667 for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. This expense amount is not fixed and has been reevaluated through the grant date of January 26, 2009. For 2008, $303,143, $64,462, $171,448, $74,203 and $74,203 was expensed for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, pursuant to SFAS 123(R).

(9)	These restricted stock awards vest in five equal annual installments of 20% each beginning on the first anniversary of the grant date. Dividends are paid on the restricted stock award shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2008

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
									Number		Equity
						Number			of		Incentive Plan
						of			Unearned		Awards:
						Shares		Market	Shares,		Market or
		Number of	Number of			or Units		Value of	Units or		Payout Value of
		Securities	Securities			of Stock		Shares or	Other		Unearned
		Underlying	Underlying			That		Units of	Rights		Shares, Units or
		Unexercised	Unexercised	Option		Have		Stock That	That		Other Rights
	Option	Options	Options	Exercise	Option	Not		Have Not	Have Not		That Have Not
	Grant	(#)	(#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Date(1)	Exercisable	Unexercisable(2)	($)	Date	(#)		($)	(#)		($)

Philip W.Tomlinson	2/9/1999	62,020	—	$23.90	2/8/2009				29,564	(3)	$413,896
	1/20/2000	34,025	—	18.87	1/19/2010				91,408	(4)	1,279,712
	1/17/2001	28,596	—	27.62	1/16/2011				—	(5)	1,050,000	(6)
	5/10/2001	478,652	—	30.29	5/9/2011	14,532	(7)	$203,448
	4/29/2002	36,576	—	27.69	4/28/2012	7,069	(8)	98,966
	1/21/2004	55,704	—	26.85	1/20/2014	16,267	(9)	227,738
	1/21/2005	62,963	—	28.02	1/20/2015
	1/31/2006	59,808	29,904	28.91	1/30/2016
	1/31/2007	9,775	19,547	33.36	1/31/2017
	2/6/2008	—	48,801	21.88	2/6/2018
	3/31/2008	—	139,300	23.66	3/31/2018
James B. Lipham	1/20/2000	10,717	—	18.87	1/19/2010				—	(5)	286,688	(6)
	1/17/2001	14,933	—	27.62	1/16/2011	5,444	(7)	76,216
	5/10/2001	382,921	—	30.29	5/9/2011	2,704	(8)	37,856
	4/29/2002	12,734	—	27.69	4/28/2012	5,956	(9)	83,384
	1/21/2004	22,062	—	26.85	1/20/2014	34,278	(10)	479,892
	1/21/2005	11,644	—	28.02	1/20/2015
	1/31/2006	22,405	11,202	28.91	1/30/2016
	1/31/2007	3,739	7,475	33.36	1/31/2017
	2/6/2008	—	17,868	21.88	2/6/2018
	3/31/2008	—	40,390	23.66	3/31/2018
M. Troy Woods	2/9/1999	23,012	—	23.90	2/8/2009				20,869	(3)	292,166
	1/20/2000	12,555	—	18.87	1/19/2010				91,408	(4)	1,279,712
	1/17/2001	17,157	—	27.62	1/16/2011				—	(5)	762,500	(6)
	5/10/2001	382,921	—	30.29	5/9/2011	9,980	(7)	139,720
	4/29/2002	14,630	—	27.69	4/28/2012	4,966	(8)	69,524
	1/21/2004	26,400	—	26.85	1/20/2014	11,426	(9)	159,964
	1/21/2005	21,415	—	28.02	1/20/2015
	1/31/2006	41,074	20,537	28.91	1/30/2016
	1/31/2007	6,868	13,729	33.36	1/31/2017
	2/6/2008	—	34,278	21.88	2/6/2018
	3/31/2008	—	107,425	23.66	3/31/2018
William A. Pruett	2/9/1999	23,012	—	23.90	2/8/2009				—	(5)	330,000	(6)
	1/20/2000	12,555	—	18.87	1/19/2010	6,378	(7)	89,292
	1/17/2001	17,157	—	27.62	1/16/2011	3,221	(8)	45,094
	5/10/2001	382,921	—	30.29	5/9/2011	7,130	(9)	99,820
	4/29/2002	14,630	—	27.69	4/28/2012	34,278	(10)	479,892
	1/21/2004	26,400	—	26.85	1/20/2014
	1/21/2005	13,411	—	28.02	1/20/2015
	1/31/2006	26,247	13,122	28.91	1/30/2016
	1/31/2007	4,453	8,903	33.36	1/31/2017
	2/6/2008	—	21,390	21.88	2/6/2018
	3/31/2008	—	46,492	23.66	3/31/2018
Kenneth L. Tye	2/9/1999	9,764	—	23.90	2/8/2009				—	(5)	330,000	(6)
	1/20/2000	10,054	—	18.87	1/19/2010	5,932	(7)	83,048
	1/17/2001	14,616	—	27.62	1/16/2011	3,050	(8)	42,700
	5/10/2001	382,921	—	30.29	5/9/2011	6,856	(9)	95,984
	4/29/2002	12,463	—	27.69	4/28/2012	34,278	(10)	479,892
	1/21/2004	22,487	—	26.85	1/20/2014
	1/21/2005	11,845	—	28.02	1/20/2015
	1/31/2006	24,412	12,205	28.91	1/30/2016
	1/31/2007	4,217	8,430	33.36	1/31/2017
	2/6/2008	—	20,567	21.88	2/6/2018
	3/31/2008	—	46,492	23.66	3/31/2018

(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options.

(2)	All of the stock options set forth in this column are the remaining unvested portions of stock option grants that, under the terms of the grant, were to vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date. These unvested stock options vest as follows: the stock options granted in 2006 vest on the third anniversary of the grant date, the stock options granted in 2007 vest in two equal annual installments on the second and third anniversaries of the grant date and the stock options granted in 2008 vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	These shares are the remaining unvested portions of performance-based restricted stock awards granted effective January 20, 2005. The shares vest over a five to seven-year period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Committee met on January 26, 2009 and determined that the performance measure for 2008 was attained, and therefore 14,781 shares remain unvested for Mr. Tomlinson and 10,434 shares remain unvested for Mr. Woods.

(4)	These performance-based restricted stock awards were granted effective February 6, 2008. The shares vest over a five to seven-year period, with 20% of the shares vesting in any year in which performance measures established annually by the Compensation Committee are attained. The Committee met on January 26, 2009 and determined that the performance measure for 2008 was attained, and therefore 73,126 shares remain unvested for each of Mr. Tomlinson and Mr. Woods.

(5)	Performance shares denominated in dollars were awarded effective March 31, 2008. The number of performance shares to be awarded, and thus the number of performance shares that have not vested, was not determinable as of December 31, 2008. The actual number of shares that will be issued to these executives depends upon the outcome of two performance measures: a one-year earnings per share measure and a three-year total shareholder return measure that ends on December 31, 2010. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2010 of the attainment of the performance measure. The Committee met on January 26, 2009 and determined that the initial number of performance shares at the end of the first performance measure was 25% of target, or 20,349, 5,556, 14,778, 6,396 and 6,396 shares for Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively. These amounts are subject to upward or downward adjustment of up to 20% based on TSYS’ performance for the remainder of the performance period.

(6)	This amount represents the target payout value, in dollars, for the equity to be awarded. Target payout values for these awards are also included in the Grants of Plan-Based Awards Table for the year ended December 31, 2008. The actual payout value earned by the named executive officers depends upon the outcome of the two performance measures described in footnote (5) above.

(7)	These shares, which vested on January 31, 2009, are the remaining unvested portion of restricted stock awards granted on January 31, 2006.

(8)	These shares, which vest in two equal annual installments on January 31, 2009 and January 31, 2010, are the remaining unvested portion of restricted stock awards granted on January 31, 2007.

(9)	These restricted stock award shares vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date, which was February 6, 2008.

(10)	These restricted stock award shares vest in five equal annual installments of 20% each beginning on the first anniversary of the grant date, which was February 6, 2008.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

TSYS has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, or a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. In addition, each executive will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2008.

			Pro-Rata
		3-Yrs	Target
		Short-Term	Short-Term	Health &	Stock	Stock
	3x	Incentive	Incentive	Welfare	Award	Option	Excise Tax
	Base Salary	Award	Award	Benefits	Vesting(1)	Vesting(2)	Gross-up(3)	Total

Philip W. Tomlinson	$2,520,000	$3,704,400	$827,774	$56,016	$2,520,385	$—	$—	$9,628,575
James B. Lipham	1,146,750	1,353,165	324,922	56,016	763,354	—	—	3,644,207
M. Troy Woods	1,500,000	2,690,100	610,017	56,016	2,169,836	—	857,367	7,883,336
William A. Pruett	1,320,000	1,557,600	374,011	56,016	813,098	—	—	4,120,725
Kenneth L. Tye	1,320,000	1,557,600	374,011	56,016	800,624	—	719,573	4,827,824

(1)	Estimated by multiplying the stock awards that vest upon change in control by fair market value of TSYS stock on December 31, 2008.

(2)	Estimated by multiplying number of options that vest upon change of control by the difference in fair market value on December 31, 2008 and the exercise price. Because the fair market value of TSYS stock on December 31, 2008 was less than the exercise price of all unvested options held by each named executive officer, the amount is estimated at zero for each executive.

(3)	Estimated by dividing the estimated excise tax under Section 4999 of the Internal Revenue Code by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so the executive is placed in the same position as though the excise tax did not apply. No gross-up payment is made if change of control payments do not exceed the applicable IRS cap by 110%.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Non-Qualified Deferred Compensation Table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

In addition to vesting upon a change of control, outstanding stock options, restricted stock and performance share awards may vest when named executive officers terminate employment under other circumstances as follows:

•	Stock options held by the named executive officers will vest upon death, disability, termination of employment after age 62 or involuntary termination without cause;

•	Restricted stock awards held by the named executive officers will vest upon death (other than by suicide) or disability, and the Compensation Committee has the authority to determine whether restricted stock will vest at retirement. Although restricted stock awards are generally forfeited if a named executive officer terminates for reasons other than death, disability or retirement, the Committee has discretionary authority to vest some of the outstanding awards; and

•	Performance share awards will vest upon death, disability or termination of employment after age 62; provided, however, that the amount paid at disability or post-age 62 termination will be a pro rata portion based on the date of disability or termination. The Committee has discretionary authority to vest performance share awards if a named executive officer terminates for reasons other than death, disability or termination of employment after age 62.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2008

The following table sets forth the number and corresponding value realized during 2008 with respect to TSYS stock options that were exercised and TSYS restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Philip W. Tomlinson	—	—	14,783	$335,278
	—	—	14,971	345,830
	—	—	3,481	80,411
James B. Lipham	—	—	4,728	95,647
	—	—	5,608	129,545
	—	—	1,331	30,746
M. Troy Woods	—	—	8,696	175,920
	—	—	10,435	236,666
	—	—	10,281	237,491
	—	—	2,445	56,480
William A. Pruett	—	—	5,446	110,173
	—	—	6,569	151,744
	—	—	1,585	36,614
Kenneth L. Tye	—	—	4,810	97,306
	—	—	6,110	141,141
	—	—	1,501	34,673

(1)	The value realized on vesting of the indicated restricted shares means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting.

NONQUALIFIED DEFERRED COMPENSATION
For the Year Ended December 31, 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)

Philip W. Tomlinson	—	$136,387	$(244,474)	—	$1,124,997
James B. Lipham	—	48,217	(110,457)	—	327,398
M. Troy Woods	$57,543	92,314	(278,373)	—	635,984
William A. Pruett	—	60,145	(59,259)	—	454,764
Kenneth L. Tye	—	58,539	(110,390)	—	370,201

(1)	The amount reported in this column is reported in the Summary Compensation Table for 2008 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $584,099, $201,321, $372,642, $226, 905 and $224,977 with respect to Messrs. Tomlinson, Lipham, Woods, Pruett and Tye, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Woods’ balance includes deferred director fees and earnings on those fees of $82,419. Employees who serve as directors are no longer compensated for their service as directors.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. A rabbi trust is a type of trust used to defer taxation of certain compensation. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors’ Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

TSYS’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of TSYS so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by TSYS, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

In addition, the policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the TSYS Board.

Related Party Transactions

The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2008, TSYS and Synovus were parties to a Transition Services Agreement which was entered into in connection with the Spin-Off pursuant to which each party provided certain services to the other for a specified period during 2008. The services provided by Synovus to TSYS included human resource services, payroll services, corporate education services, investor relations services, legal services and tax services for which TSYS paid Synovus a fee of $3,211,987. The services provided by TSYS to Synovus included telecommunications services and legal services for which Synovus paid TSYS a fee of $1,005,218.

During 2008, TSYS provided electronic payment processing services to Columbus Bank and Trust Company, a banking subsidiary of Synovus (“CB&T”), and certain of Synovus’ other banking subsidiaries. During 2008, TSYS derived $4,083,204 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $9,068,303 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services. Also during 2008, Synovus and its subsidiaries paid TSYS an aggregate of $2,173,071 for miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services provided by TSYS.

TSYS and Synovus and TSYS and CB&T are parties to Lease Agreements pursuant to which Synovus and CB&T leased space from TSYS for lease payments aggregating $1,255,552 during 2008.

During 2008, TSYS Total Debt Management, Inc., a subsidiary of TSYS, derived $407,250 in revenues from CB&T for debt collection services.

During 2008, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a subsidiary of TSYS, $554,361 for printing services.

Richard E. Anthony, a director of TSYS, is Chairman of the Board and Chief Executive Officer of Synovus. James H. Blanchard, a director of TSYS, is a director of Synovus and has a son who serves as an executive officer of CB&T. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of Synovus’ 2008 gross revenues.

TSYS is a party to a Joint Ownership Agreement with Synovus and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C. B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid $1,651,767 for its use of the aircraft during 2008.

During 2008, TSYS leased office space in Columbus, Georgia from W.C. Bradley Co. for lease payments of $787,796. Also during 2008, W.C. Bradley Co. paid a subsidiary of TSYS $393,866 for various printing services. John T. Turner, a director of TSYS, is a director of W.C. Bradley Co. and has a brother who served as an executive officer and director of W.C. Bradley Co. during 2008. The payments to W.C. Bradley Co. by TSYS and the payments to TSYS by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2008 gross revenues.

During 2008, TSYS paid $781,112 to Communicorp, Inc. for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Kriss Cloninger III, a director of TSYS, is President and Chief Financial Officer of Aflac. The payments by TSYS to Aflac represent less than .005% of Aflac’s 2008 gross revenues.

John Dale Hester, a son-in-law of Richard W. Ussery, a director of TSYS, was employed by TSYS as a senior director of sales and marketing during 2008. Mr. Hester received $149,437 in compensation during 2008. Mack Paul Daffin, Jr., a son-in-law of Philip W. Tomlinson, Chairman of the Board and Chief Executive Officer of TSYS, was employed by a subsidiary of TSYS as an Executive Vice President and Chief Information Officer during 2008. Mr. Daffin received $237,520 in compensation during 2008. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2008. Mr. Hunter received $125,243 in compensation during 2008. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.

The Transition Services Agreement between TSYS and Synovus was approved pursuant to TSYS’ Related Party Transaction Policy. None of the other transactions described above required review, approval or ratification under TSYS’ Related Party Transaction Policy as they occurred or the ongoing transaction began prior to the adoption of the policy by the TSYS Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of TSYS’ independent directors and determined that neither of the relationships constitute a material relationship with TSYS: (1) an entity associated with Mr. Driver received payments from TSYS for property or services during 2008, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence; and (2) an immediate family member of Ms. Yarbrough was compensated as a non-executive employee of TSYS during 2008, which employment was in accordance with the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2008.

	Shares of TSYS Stock		Percentage of Outstanding Shares of
	Beneficially Owned		TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/08		as of 12/31/08

Synovus Trust Company, N.A.(1)	25,575,067	(2)	13%
1148 Broadway Columbus, Georgia 31901

(1)	The shares of TSYS stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2008, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 25,583,064 shares of TSYS stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 23,745,174 shares as to which it possessed sole voting power, 23,876,248 shares as to which it possessed sole investment power, 249,953 shares as to which it possessed shared voting power and 1,415,691 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 7,997 shares as to which they possessed shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all Section 16(a) forms they file.

To TSYS’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Bradley and Mr. Lampton each reported certain shares deemed to be beneficially owned late on one report.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2010 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 20, 2009. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Total System Services, Inc.
One TSYS Way
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2010 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 30, 2009 and not later than January 29, 2010. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2008 fiscal year is included in TSYS’ 2008 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2009 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact TSYS by calling (706) 644-6081 or by writing Director of Investor Relations, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2009 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

Philip W. Tomlinson
Chairman of the Board and
Chief Executive Officer

March 20, 2009

APPENDIX A

TOTAL SYSTEM SERVICES, INC.

DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within TSYS’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

A-1

•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	For relationships which existed prior to the spin-off of the Company by Synovus Financial Corp., the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) no event of default has occurred under any extension of credit from an affiliate of the Company.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

APPENDIX B

PROPOSED AMENDMENT TO TSYS’
ARTICLES OF INCORPORATION

ARTICLE VIII

Section 1.  The number of members of the Board of Directors of the corporation shall be fixed from time to time solely by the action of the Board of Directors. ~~The Board of Directors of the corporation shall be divided into three classes, with each class to be as nearly equal in number as possible. At the first annual meeting of the shareholders of the corporation, all members of the Board of Directors shall be elected with the terms of office of directors comprising the first class to expire at the first annual meeting of the shareholders of the corporation after their election, the terms of office of directors comprising the second class to expire at the second annual meeting of the shareholders of the corporation after their election and the terms of office of directors comprising the third class to expire at the third annual meeting of the shareholders of the corporation after their election, and as their terms of office expire, the directors of each class will be elected to hold office until the third succeeding annual meeting of the shareholders of the corporation after their election.~~ The directors elected prior to the 2010 annual meeting of shareholders shall be and are divided into three classes and each such director shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his or her election and until his or her successor is duly elected and qualified. The directors elected at each annual meeting of shareholders, commencing with the annual meeting in 2010, shall hold office for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified.

B-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example	☒
1.	To elect the following individuals as directors to serve until the Annual Meeting of Shareholders in 2012:

	FOR	AGAINST	ABSTAIN

1.1 James H. Blanchard	☐	☐	☐

1.2 Richard Y. Bradley	☐	☐	☐

1.3 Walter W. Driver, Jr.	☐	☐	☐

1.4 Gardiner W. Garrard, Jr.	☐	☐	☐

1.5 W. Walter Miller, Jr.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. To amend the Articles of Incorporation to Declassify the Board of Directors.	☐	☐	☐

3. To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2009.	☐	☐	☐

The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

Please be sure to sign and date this Proxy.

Mark Here for Address Change or Comments SEE REVERSE	☐

Shareowner sign here	Co-owner sign here	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.
▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

TOTAL SYSTEM SERVICES, INC.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://annualreport.tsys.com

INTERNET
http://www.proxyvoting.com/tss
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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TOTAL SYSTEM SERVICES, INC.
POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506
ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD APRIL 29, 2009
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS
          The undersigned shareholder of Total System Services, Inc. hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 19, 2009 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 29th day of April, 2009, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present.
          The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
          IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
You can now access your Total System Services, Inc. account online.
Access your Total System Services, Inc. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Total System Services, Inc. now makes it easy and convenient to get current information on your shareholder account.
•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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